Exhibit 99.1

C O N S O L I D A T E D    F I N A N C I A L    S T A T E M E N T S

RidgeWorth Holdings LLC

As of December 31, 2016 and December 31, 2015 and for the years ended

December 31, 2016 and 2015

With Report of Independent Auditors

RidgeWorth Holdings LLC

Consolidated Financial Statements

Report of Independent Auditors

The Board of Directors and Members of RidgeWorth Holdings LLC

We have audited the accompanying consolidated financial statements of RidgeWorth Holdings LLC which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RidgeWorth Holdings LLC at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

March 6, 2017

RidgeWorth Holdings LLC

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Cash	$96,119,908	$95,872,915
Receivables and accrued income	20,113,591	22,905,397
Trading securities	20,455	13,348
Investments in collateralized loan obligations	2,937,935	3,145,835
Prepaid assets	2,819,790	2,209,527
Assets of consolidated investment products:
Cash and cash equivalents of consolidated investment products	111,458,442	22,057,122
Loans held for sale of consolidated investment products, at fair value	693,939,063	383,418,957
Receivables and accrued income of consolidated investment products	1,613,550	1,358,609
Intangible assets, net	164,171,502	168,625,797
Goodwill	42,725,850	42,725,850
Furniture, equipment and leasehold improvements, net	6,041,370	5,776,651
Investment, equity method	4,383,145	4,695,787
Investments, other	802	2,587
Other assets	—	12,425

Total assets	$1,146,345,403	$752,820,807

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$—	$1,043,290
Income taxes payable	17,604	13,084
Accrued compensation	31,466,582	36,509,484
Accrued lease obligations	2,936,992	3,048,099
Other payables	2,818,772	5,179,415
Transaction costs payable	6,636,527	—
Liabilities of consolidated investment products:
Due to brokers for loans purchased of consolidated investment products	93,185,756	13,091,473
Other payables of consolidated investment products	553,165	221,382
Accrued interest of consolidated investment products	3,695,671	3,582,830
Long-term debt from consolidated investment products, at fair value	660,615,236	370,488,280
Long-term debt, net of deferred financing costs	105,818,762	110,042,738
Deferred compensation	—	700,000
Promissory notes	2,214,978	2,096,254

Total liabilities	909,960,045	546,016,329

Commitment and Contingencies (Note 14)
Equity
Members’ Equity	226,553,450	206,804,478
Noncontrolling interests	9,831,908	—

Total equity	236,385,358	206,804,478

Total liabilities and equity	$1,146,345,403	$752,820,807

The accompanying notes are an integral part of these consolidated financial statements.	Page | 3

RidgeWorth Holdings LLC

Consolidated Statements of Comprehensive Income

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Operating revenues:
Investment management fees	$140,281,777	$162,121,471
Performance fees	3,593,535	3,204,374

Total operating revenues	143,875,312	165,325,845
Operating expenses:
Compensation and benefits	74,307,751	74,185,392
Distribution and servicing	6,662,343	7,564,502
General and administrative	34,589,932	34,525,661
General and administrative of consolidated investment products	3,325,362	7,919,989
Depreciation and other amortization	1,371,887	1,171,922
Amortization of intangibles	4,454,295	4,399,703

Total operating expenses	124,711,570	129,767,169

Operating income	19,163,742	35,558,676

Other income (expenses):
Realized and unrealized gains on investments, net	889,438	454,004
Realized and unrealized gains of consolidated investment products, net	3,933,986	4,895,025
Other expense, net	(3,418)	(6,269)

Total other income, net	4,820,006	5,342,760
Interest income (expenses):
Interest income	501,116	892,142
Interest expense	(6,679,821)	(6,887,549)
Interest income of consolidated investment products, net	21,975,336	6,403,386
Interest expense of consolidated investment products, net	(14,923,757)	(3,709,536)

Total interest income (expense), net	872,874	(3,301,557)
Net income before income taxes	24,856,622	37,599,879
Income taxes (foreign operations)	(22,913)	(13,556)

Net income	$24,833,709	$37,586,323
Less: Net income attributable to noncontrolling interests	(33,574)	—

Net income attributable to members	24,800,135	37,586,323
Other comprehensive income	—	—

Total comprehensive income attributable to members	$24,800,135	$37,586,323

The accompanying notes are an integral part of these consolidated financial statements.	Page | 4

RidgeWorth Holdings LLC

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net income	$24,833,709	$37,586,323
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and other amortization	1,371,887	1,171,922
Losses (gains) on retirement of fixed assets, net	(5,883)	67,927
Amortization of intangibles	4,454,295	4,399,703
Amortization of debt deferred financing fees	663,524	712,725
Amortization of discounts (premium) on notes payable of consolidated investment products	398,422	(126,706)
Equity based awards and compensation	7,247,127	773,434
Net losses (gains) on trading assets	(399,797)	615,457
Gain on equity method investment	(472,208)	(1,069,462)
Gains on investments from consolidated investment products, net	(4,334,123)	(4,895,025)
Loans held for sale of consolidated investment products, net	(306,185,983)	(381,742,095)
Changes in operating assets and liabilities:
Net change in other assets/liabilities of consolidated investment products	80,594,209	16,244,749
Net decrease in other assets	2,271,438	1,193,646
Net increase in other liabilities	(2,193,998)	(2,752,679)

Net cash used in operating activities	(191,757,381)	(327,820,081)

Cash flows from investing activities:
Sale of trading assets	213,000	—
Purchase of trading assets	(20,000)	(1,770,281)
Purchases of investment in private fund and other	—	—
Purchases of investment in collateralized loan obligations	(19,596,666)	(22,233,212)
Distribution from investment, equity method	784,851	—
Distribution from unconsolidated collateralized loan obligation	408,202	—
Proceeds from liquidation of investment	1,173	—
Proceeds from disposal of fixed assets	—	1,000
Purchases of fixed assets	(1,183,696)	(2,058,560)

Net cash used for investing activities	(19,393,136)	(26,061,053)

Cash flows from financing activities:
Capital contributions	—	36,407,783
Capital contributions in consolidated investment products	9,798,334	—
Acquisition related retention plan payments	(857,500)	(2,505,750)
Promissory note payments	(695,408)	—
Paydown of debt	(4,887,500)	(2,012,500)
Distributions to members	—	(10,401)
Distributions to members for taxes	(11,444,971)	(22,002,112)
Borrowings of consolidated investment products, net	308,925,062	393,614,986

Net cash provided by financing activities	300,838,017	403,492,006

Foreign currency effect on cash and cash equivalents	(39,187)	(14,076)
Increase in cash and cash equivalents	89,648,313	49,596,796
Cash and cash equivalents at beginning of period	117,930,037	68,333,241

Cash and cash equivalents at end of period	$207,578,350	$117,930,037

Supplemental disclosures
Interest expense paid	$5,893,778	$6,040,770
Interest expense paid from consolidated investment product	$14,412,494	$—
Non-cash activity: member unit repurchase	$814,132	$—

The accompanying notes are an integral part of these consolidated financial statements.	Page | 5

RidgeWorth Holdings LLC

Consolidated Statements of Changes in Equity

		Noncontrolling
	Members’ Equity	interests	Total Equity
Balance at December 31, 2014	$156,385,307	$—	$156,385,307
Adjustment for adoptation of ASU 2014-13	(1,378,164)	—	(1,378,164)

Balance at January 1, 2015 (adjusted)	155,007,143	—	155,007,143
Capital contribution	36,407,783	—	36,407,783
Net income	37,586,323	—	37,586,323
Equity based awards and compensation	773,435	—	773,435
Repurchase of units	(2,096,254)	—	(2,096,254)
Distribution to members	(10,401)		(10,401)
Distribution to members for taxes	(20,849,475)	—	(20,849,475)
Foreign currency translation adjustment	(14,076)	—	(14,076)

Balance at December 31, 2015	$206,804,478	$—	$206,804,478

Net income	24,800,135	33,574	24,833,709
Equity based awards and compensation	7,247,127	—	7,247,127
Repurchase of units	(814,132)	—	(814,132)
Distribution to members for taxes	(11,444,971)	—	(11,444,971)
Foreign currency translation adjustment	(39,187)	—	(39,187)
Noncontrolling interests in consolidated investment product, net	—	9,798,334	9,798,334

Balance at December 31, 2016	$226,553,450	$9,831,908	$236,385,358

The accompanying notes are an integral part of these consolidated financial statements.	Page | 6

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

1. Nature of Business

RidgeWorth Holdings LLC, a holding company structured as a Delaware limited liability company, operates in the investment management industry through its subsidiaries. The consolidation of RidgeWorth Holdings LLC and its wholly-owned subsidiaries will hereafter be referred to as “RidgeWorth” or the “Company”.

The Company provides investment management and related services to clients throughout North America, Europe and Asia. The Company’s management services are provided to institutions including corporations, multiemployer retirement funds, employee retirement systems, foundations, endowments, structured products and as advisor to open-end mutual funds and as a subadviser to unaffiliated mutual funds, Undertaking for Collective Investment in Transferable Securities (“UCITS”) and managed accounts. RidgeWorth and its wholly-owned subsidiaries managed approximately $40.2 billion and $37.7 billion in assets under management at December 31, 2016 and December 31, 2015, respectively.

Lightyear Transaction

On May 30, 2014, the member-employees of the Company in partnership with affiliated investment funds of Lightyear Capital, a private equity firm, and its co-investors (together “Lightyear Investors”) acquired all outstanding equity interests of RidgeWorth Capital Management LLC from SunTrust Banks, Inc. for a price of $265 million subject to contractual adjustments, hereafter referred to as the “Lightyear Transaction”. Capital contributed by the Lightyear Investors, and the addition of $115 million borrowed by Space Acquisition Co. LLC, a wholly-owned subsidiary of RidgeWorth, provided the proceeds used in the Lightyear Transaction.

Virtus Transaction

On December 16, 2016, the Company entered into a merger agreement to be acquired by Virtus Investment Partners, Inc. a multi-boutique asset management firm with $45.4 billion in assets under management, as of December 31, 2016. Under the merger agreement, a wholly-owned subsidiary of Virtus Investment Partners, Inc. will (subject to the satisfaction or waiver of the closing conditions in the merger agreement) merge with and into RidgeWorth with RidgeWorth continuing as the surviving company and becoming a wholly-owned subsidiary of Virtus Investment Partners, Inc. The purchase price for RidgeWorth equals $472 million plus the fair market value of certain RidgeWorth investments at the effective time of the transaction closing, with the final purchase price subject to adjustments for working capital and client consents. Hereafter, this transaction will be referred to as the “Virtus Transaction”. The Company’s 2016 results include $6,981,936 in transaction expenses incurred in the Virtus Transaction which are reported in general and administrative expenses in the Consolidated Statement of Comprehensive Income. At December 31, 2016, $6,636,527 of these expenses are accrued and reported as transaction costs payable in the Consolidated Balance Sheet. The Company expects the Virtus Transaction to close in mid-2017.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, and reflect all adjustments necessary for a fair presentation of the Company’s consolidated financial statements.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its majority or wholly-owned subsidiaries of which a greater than 50% interest is held or where management has determined that they have control of the operations of such entity, and VIEs where the Company is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation. The Company reports any noncontrolling interest in its subsidiaries and consolidated entities in the equity section of the Consolidated Balance Sheets and separately presents the income or loss attributable to the noncontrolling interest in its Consolidated Statements of Comprehensive Income. Investments in companies which (1) are not variable interest entities (“VIEs”), and (2) where the Company owns a voting interest of 20% to 50% and for which it exercises significant influence over operating and financing decisions, are accounted for using the equity method of accounting.

The Company provides investment management services to, and has transactions with investment products in the normal course of business for the investment of client assets such as collateralized loan obligations (“CLOs”), private funds and other entities. The Company serves as the investment manager, making day-to-day investment decisions concerning the assets of these products. Certain of these entities may be considered VIEs. A VIE, in the context of the Company and its managed funds, is a fund or other entity that does not have sufficient equity to finance its operations without additional subordinated financial support, or a fund or other entity for which the risks and rewards of ownership are not directly linked to voting interests. The Company will consolidate certain managed funds and entities that meet the definition of a VIE if the Company has been deemed to be the primary beneficiary of those funds. See Note 11 for additional information related to the consolidated investment products.

Noncontrolling Interest

Noncontrolling interest represents the profit or loss attributed to a third-party investor in a consolidated affiliate fund (see Note 11 for additional information).

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the balance sheet dates and the reported amounts of revenues and expenses for the years presented. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks and money market mutual funds.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Loans Held for Sale

Loans held for sale from consolidated investment products are comprised of commercial leveraged loans for which the Company has elected to account for at fair value. See Note 11, Consolidated Investment Products, for further discussion.

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are valued at cost and depreciated on a straight-line basis over their useful economic lives.

An item of furniture, equipment and leasehold improvement is removed upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the item, is included in the Consolidated Statements of Comprehensive Income in the year the item is sold or retired. Furniture, equipment and leasehold improvements are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

All leases are classified as operating leases. Operating lease payments are recognized as an expense in the Consolidated Statements of Comprehensive Income on a straight-line basis over the lease term. Benefits received as an incentive to enter into an operating lease recognized under Accounting Standards Codification (“ASC”) Topic 840, Leases are recognized in the Consolidated Balance Sheets as accrued lease obligations and are expensed on a straight-line basis over the lease term.

Goodwill and Other Intangible Assets

Goodwill arising from acquisitions, being the excess of the cost of a business combination over the fair value of the identifiable assets (including intangible assets identified), and liabilities acquired, is recognized on the Consolidated Balance Sheets.

Goodwill and indefinite lived intangibles are reviewed for impairment annually or more frequently if changes in circumstances indicate that the carrying value may be impaired. The Company follows Accounting Standards Update (“ASU”) 2011-08, “Testing Goodwill for Impairment”, which states that an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that is more likely than not that the fair value of a reporting unit is less than its carrying unit. The Company has performed its qualitative analysis and concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, and therefore has not performed the two-step impairment under ASC 350, Goodwill and Other Intangibles. Similarly, the Company follows ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” which provides the option to perform a qualitative assessment to determine if additional impairment testing is necessary. The Company determined that no additional impairment analysis was required.

Identified intangible assets that have a designated and finite life are amortized over their useful lives and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Debt and Financing Costs

Debt issuance costs are recognized as a direct deduction from the carrying amount of the debt liability under ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs”. Finance charges and debt issuance costs are amortized over the term of the debt using the effective interest method. Interest charges are recognized in the Consolidated Statements of Comprehensive Income in the year in which they are incurred.

Trading Securities

Trading securities are predominantly comprised of mutual funds registered under the Investment Company Act of 1940. These securities are actively traded in the market and thus valued using an exchange traded market price. Changes in fair value are recognized within realized and unrealized gains on investments in the Consolidated Statements of Comprehensive Income and the fair value is recognized in the Consolidated Balance Sheets.

From time to time, the Company provides seed capital on the launch of its products or products of its associates. The seed capital investments vary in duration depending on the nature of the investment and represent less than 50% of the underlying fund’s size. Given the limited size and nature of these investments, RidgeWorth does not consider itself to have significant influence or control over the underlying funds to merit accounting for them using the equity method or consolidating them in the Company’s consolidated financial statements.

Investments in Collateralized Loan Obligations

Investments in collateralized loan obligations are recognized at fair value. These investments are valued using independent broker pricing. The changes in fair value are recognized within other income in the Consolidated Statements of Comprehensive Income and the fair value as of December 31, 2016 and 2015 is recognized in the Consolidated Balance Sheets. The Company does not consider itself to have significant influence or control over the collateralized loan obligations to merit accounting for them using the equity method or consolidating them in the Company’s results, unless determined to be the primary beneficiary of a VIE. See additional discussion at Note 11.

Investment Accounted for Under the Equity Method

The Company accounts for its investment in Zevenbergen Capital Investments LLC (“ZCI”) using the equity method. An equity investment is initially recognized at cost and is subsequently adjusted for the Company’s share of profits or losses and other changes in comprehensive income, less any dividends or distributions received. The Consolidated Statements of Comprehensive Income include the Company’s share of profits and losses for the year.

Income Taxes

The Company is considered a partnership for tax purposes and it is not subject to federal income tax with the exception of the RidgeWorth International Ltd. The tax effect of its activities is passed on to the members. The income taxes included in the Consolidated Statements of Comprehensive Income are related to a consolidated foreign subsidiary.

In certain circumstances, partnerships may be held to be associations taxable as corporations. The IRS has issued regulations specifying circumstances under current law when such a finding may be made, and management has conferred with counsel that based on those regulations the

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

partnership is not taxable as a corporation. A finding that the Company is taxable as a corporation could have a material adverse effect on the financial position, results of operations and cash flows of the Company.

In accordance with U.S. GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Partnerships recording a tax liability that would reduce partners’ capital. The Company has assessed its transactions and has determined there are no material unrecorded tax liabilities. Accordingly, no provision has been recorded on the consolidated financial statements at December 31, 2016 and 2015, respectively.

The Company recognizes interest and penalties, if any, related to unrecognized tax exposures as income tax expense in the Consolidated Statements of Comprehensive Income. During the years ended December 31, 2016 and 2015, interest or penalties incurred by the Company were de minimus.

Revenue Recognition

Fee income includes revenue from investment management services and performance fees. Investment management fees are recognized in the period in which the associated investment management or transaction services are provided and are most often calculated as a percentage of the client’s assets under management. Performance fees are considered earned, and thus recognized, either when the investor leaves the fund or at the end of the contractual measurement period.

Foreign Currency Translation and Remeasurement

The Company’s reporting currency is the United States Dollar (USD). The functional currency of all entities with the exception of RidgeWorth International Ltd. is the USD. The functional currency of RidgeWorth International Ltd. is the Great British Pound (GBP).

RidgeWorth International Ltd. maintains its records and reporting in GBP and the reports are translated to USD in order to consolidate the Company’s consolidated financial statements. Assets and liabilities are translated using the exchange rate at the end of the reporting period, the income statement is translated using the average yearly exchange rate and equity is translated using the historical exchange rates. The effect of the changes in exchange rates is recognized in the foreign currency translation adjustment account in the Consolidated Statements of Changes in Equity.

For entities with a USD functional currency, any amounts denominated in a currency other than USD is remeasured at the end of the period into the functional currency. The effect of the changes in exchange rates is recognized in the Consolidated Statements of Comprehensive Income.

Equity Based Compensation and Incentive Compensation

The Company sponsors a plan under which certain key employees may be granted restricted unit awards. The plan was adopted as of May 30, 2014, coincident with the Lightyear

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Transaction. The Company accounts for equity based compensation under the fair value recognition provisions whereby the fair value of an award at grant date is expensed over the award’s service vesting period in accordance with ASC Topic 718, “Compensation – Stock Compensation”. An award with service and performance conditions is expensed over the vesting period only when the performance conditions are probable of occurring (see additional information in Note 8). Additionally, the Company estimates the number of awards for which it is probable that service will not be rendered (estimated forfeitures) and adjusts compensation cost accordingly. Estimated forfeitures are subsequently adjusted to reflect actual forfeitures if required.

Incentive compensation earned by sales personnel is accrued in the period in which it is earned.

Post-Employment Benefits

RidgeWorth employees participate in the RidgeWorth Capital Management LLC defined contribution plan. Employees participating in the defined contribution plan receive dollar for dollar matches on the first 6% of eligible pay that an employee elects to defer, and may receive a profit sharing contribution at the discretion of the Company. The Company expenses any matches it makes to the employees and the expenses are included in the Consolidated Statements of Comprehensive Income.

Fair Value Measurement

Certain assets and liabilities are measured at fair value on a recurring basis. An example of this includes trading assets. Fair value is used on a non-recurring basis as a measurement basis either when assets are evaluated for impairment or for disclosure purposes. Examples of non-recurring uses of fair value include goodwill, intangible assets and equity method investments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, the Company uses various valuation techniques and assumptions when estimating fair value.

The Company applies the following fair value hierarchy to all recurring and non-recurring fair value measurements:

Level 1 – Assets or liabilities for which the identical item is traded on an active exchange, such as publicly-traded instruments or futures contracts.

Level 2 – Assets and liabilities valued based on observable market data for similar instruments, for substantially the full term of the financial instrument.

Level 3 – Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, the Company looks to active and observable

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The Company uses alternative valuation techniques to derive a fair value measurement for those assets and liabilities that are either not actively traded in observable markets or for which market observable inputs are not available.

New Accounting Standards Implemented

In August 2014, the FASB issued ASU 2014-13, Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity. ASU 2014-13 provides a measurement alternative for an entity that consolidates a collateralized financing entity (“CFE”) and has elected the fair value option for the financial assets and financial liabilities of such CFE. The measurement alternative requires that the reporting entity measure both the financial assets and the financial liabilities of the CFE by using the more observable of the fair value of the financial assets and the fair value of the financial liabilities. An entity that does not elect the alternative will have to attribute any differences in the fair values of the CFE’s financial assets and financial liabilities to the controlling interest holder in the Consolidated Statement of Comprehensive Income. ASU 2014-13 is effective for fiscal years beginning on or after December 15, 2015. Early adoption is permitted at the beginning of the fiscal year. The Company adopted this standard effective for the period ended December 31, 2015 and, consolidated Mountain View CLO X Ltd. using the more observable fair values of the trading loans and other financial assets. The Consolidated Statements of Changes in Equity reflects the adoption of ASU 2014-13 in the amount of $1,378,164. In 2016, the Company consolidated Mountain View CLO 2016-1 Ltd. using the more observable fair values of the trading loans and other financial assets.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 simplifies the presentation of debt issuance costs by requiring costs related to the debt liability to be presented as a direct deduction from the carrying amount of that debt liability. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company adopted this presentation effective January 1, 2015 (see Note 5 on the impact of adoption).

New Accounting Standards Not Yet Implemented

In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments which clarifies the treatment of several cash flow categories. In addition, ASU 2016-15 clarifies that when cash receipts and cash payments have aspects of more than one cash flows and cannot be separated, classification will depend on the predominant source or use. This update is effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In March 2016, the FASB issues ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This standard makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholdings on share-based compensation and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The standard is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

In March 2016, the FASB issued ASU 2016-08, Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net), which amends the principal-versus-agent implementation guidance in ASU 2014-09, Revenue from Contracts with Customers. The new guidance will impact whether an entity reports revenue on a gross or net basis. The Company is currently evaluating the impact of adopting ASU 2016-08, which is effective for the Company in conjunction with the adoption of ASU 2014-09.

In March 2016, the FASB issued ASU 2016-07, “Investments – Equity Method and Joint Ventures (Topic 232): Simplifying the Transition to the Equity Method of Accounting.” This standard eliminates the requirement that when an existing cost method investment qualifies for use of the equity method, an investor must restate its historical financial statements, as if the equity method had been used during all previous periods. Under the new guidance, at the point an investment qualifies for the equity method, any unrealized gain or loss in accumulated other comprehensive income/(loss) will be recognized through earnings. The standard is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard replaces current codification Topic 840, Leases with updated guidance on accounting for leases and requires a lessee to recognize assets and liabilities arising from an operating lease on the balance sheet, whereas previous GAAP rules did not require lease assets and liabilities to be recognized for most leases. Furthermore, companies are permitted to make an accounting policy election to not recognize lease assets and liabilities for leases with a term of 12 months or less. For both finance leases and operating leases, the lease liability should be initially measured at the present value of the lease payments. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will not significantly change under this new guidance. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods therein. Early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurements of Financial Assets and Financial Liabilities, which requires all equity investments (other than those accounted for under the equity method) to be measured at fair value with changes in the fair value recognized through net income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017 and interim periods therein. Early adoption is not permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 was originally effective for fiscal years and interim periods within those years beginning after December 15, 2016. In August

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 by one year for periods beginning after December 15, 2017. Early adoption is permitted as of the original effective date and requires either a retrospective or a modified retrospective approach to adoption. As deferred, ASU 2014-09 is effective for the first interim period within annual reporting periods beginning after December 15, 2017 with early adoption permitted. While the Company’s implementation efforts are ongoing, it does not expect adoption of the guidance to have a significant impact on the timing of recognition for the majority of its operating revenue. The overall impact upon adoption may differ based on further evaluation and additional facts and circumstances identified during implementation. The Company has not yet determined its transition approach.

3. Furniture, Equipment and Leasehold Improvements, net

Property and equipment at December 31, 2016 and 2015, respectively, consisted of the following:

	Useful Life	December 31, 2016	December 31, 2015
Leasehold improvements	1-10 years	$4,773,128	$4,293,828
Furniture and equipment	3-7 years	6,228,770	5,942,935

		11,001,898	10,236,763
Less accumulated depreciation and amortization		(4,960,528)	(4,460,112)

Total furniture, equipment and leasehold improvements, net		$6,041,370	$5,776,651

RidgeWorth is a party to three noncancelable operating leases for facility space. Future minimum payments as of December 31, 2016, are as follows:

Noncancelable
Lease Payments
2017	$2,014,944
2018	2,048,875
2019	2,052,910
2020	1,783,702
2021	1,036,395
Thereafter	3,657,062

Total lease payments	$12,593,888

RidgeWorth recognized $1,619,661 and $1,965,841 in operating lease expenses for the years ended December 31, 2016 and 2015, respectively.

4. Intangible Assets and Goodwill

Intangible assets and goodwill at December 31, 2016 and 2015, respectively, consisted of the following:

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

	December 31, 2016	December 31, 2015
Definite-lived intangible assets, net:
Management Contracts	$23,430,000	$23,430,000
Trade Name	2,020,000	2,020,000
Other	1,354,000	1,252,000
Accumulated amortization	(11,048,498)	(6,594,203)

Definite-lived intangible assets, net	15,755,502	20,107,797
Indefinite-lived intangible assets, net:
Management Contracts	135,510,000	135,510,000
Trade Name	6,440,000	6,440,000
Other	6,466,000	6,568,000

Indefinite-lived intangible assets, net	148,416,000	148,518,000

Total Intangible Assets, net	$164,171,502	$168,625,797

Goodwill	$42,725,850	$42,725,850

All goodwill balances arose in conjunction with the Lightyear Transaction and reflect the excess of the purchase price paid by the Lightyear Investors for the fair value of the identifiable assets, and liabilities acquired of RidgeWorth Capital Management LLC.

Activity in intangible assets and goodwill, net is as follows:

	December 31, 2016	December 31, 2015
Intangible assets, net
Balance, beginning of period	$168,625,797	$173,025,500
Additions	—	—
Amortization	(4,454,295)	(4,399,703)

Balance, end of period	$164,171,502	$168,625,797

Goodwill
Balance, beginning of period	$42,725,850	$42,725,850
Additions	—	—

Balance, end of period	$42,725,850	$42,725,850

There was no impairment of indefinite-lived intangible assets, other than for certain terminated contracts classified as other indefinite-lived intangible assets, or goodwill during the years ended December 31, 2016 and December 31, 2015, respectively.

The estimated future amortization expense for intangible assets is as follows:

	Management	Trade
	Contracts	Name	Other	Total
2017	$3,560,000	$202,000	$24,000	$3,786,000
2018	3,560,000	202,000	—	3,762,000
2019	3,560,000	202,000	—	3,762,000
2020	1,617,500	202,000	—	1,819,500
2021	230,000	202,000	—	432,000
Thereafter	1,705,835	488,167	—	2,194,002

Total	$14,233,335	$1,498,167	$24,000	$15,755,502

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

5. Long-Term Debt

Space Acquisition Co. LLC, a wholly-owned subsidiary of the Company, entered into a credit agreement on May 30, 2014 that provides for a term and revolving credit facility. The proceeds of the facility were used to complete the Lightyear Transaction.

The balances outstanding at December 31, 2016 and 2015, respectively, are:

	December 31, 2016	December 31, 2015
Term-loan, $115 million at 5.25%	$107,237,500	$112,125,000
Revolver, up to $10 million	—	—

Total borrowings outstanding	107,237,500	112,125,000
Deferred financing costs, net of amortization	(1,418,738)	(2,082,262)

Total borrowings outstanding, net of deferred financing costs	$105,818,762	$110,042,738

Aggregate maturities are as follows:

Total borrowings
outstanding
2017	$7,906,250
2018	10,781,250
2019	88,550,000

Total	$107,237,500

At December 31, 2016, the outstanding balance on the revolving credit facility was zero. The borrowings under the revolving credit facility will bear interest at 1% per annum plus the applicable interest rates subject to the following pricing grid below:

	Applicable Rate for
	Eurodollar Rate	Applicable Rate Base
Total Net Leverage Ratio	Loans	Rate Loans
≥3.00:1.00	4.50%	3.50%
<3.00:1.00	4.25%	3.25%

The Company incurred interest at the rate of 5.25% and paid interest of $5,893,778 and $6,040,770 for the years ended December 31, 2016 and 2015, respectively.

The credit agreement governing the credit facility and term-loan contains customary restrictive covenants on certain of the Company’s subsidiaries. Restrictive covenants in the credit agreement include, but are not limited to: prohibitions on creating, incurring or assuming any liens, entering into merger arrangements, selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business, entering into transactions with

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

affiliates; and incurring indebtedness through the subsidiaries. Many of the restrictions are subject to certain minimum thresholds and exceptions. Financial covenants under the credit agreement include: (i) the quarterly maintenance of a debt/EBITDA leverage ratio (EBITDA, as defined in the credit agreement for the four consecutive fiscal quarters ended as of the date of determination) of not greater than 4.25:1.00 (subject to change during the period to maturity or based on certain financial events, as follows: 4.00:1.00 for March 31, 2016 and June 30, 2016, respectively, and 3.75:1.00 for September 30, 2016 and December 31, 2016, respectively), and (ii) a coverage ratio (EBITDA, as defined in the credit agreement, divided by interest paid and certain other amounts as defined for the four consecutive fiscal quarters ended as of the date of determination) of not less than 1.10:1.00 (subject to change during the period to maturity or based on certain financial events).

The credit agreement governing the credit facility also contains customary provisions regarding events of default which could result in an acceleration or increase in the amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, governmental action prohibiting or restricting the Company’s subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations. The credit agreement also contains provisions requiring mandatory payment amounts of the debt as the result of certain excess cash flow measurements being met.

The Company has maintained compliance with all bank covenant provisions throughout 2015 and 2016 and through the issuance of this report.

6. Promissory Notes

In connection with the termination of employment of certain members in 2016 and 2015, the Company repurchased the members’ units and issued promissory notes. As of December 31, 2016 and 2015, promissory notes balance of $2,214,978 and $2,096,254, respectively, is outstanding and is included in the Consolidated Balance Sheets. Interest expense related to the notes is de minimus. Promissory notes are summarized as follows:

	Notes Issued on		Notes Issued on
	July 31, 2015		June 1, 2016
Promissory Note at Issuance	$2,096,254	Promissory Note at Issuance	$814,132
Interest Rate	0.48%	Interest Rate	0.64%
Remaining Payments on		Remaining Payments on
July 31, 2017	$698,746	May 31, 2017	$271,378
July 31, 2018	$702,099	May 31, 2018	$271,377
		May 31, 2019	$271,377

7. Equity

The membership interest of the Company consists of four classes of units: Class A-1 units, Class A-2 units (together with Class A-1 units are referred to “Class A units”), Class B units and Class C units. Class A-1 units were issued as part of the Lightyear Transaction to the Lightyear

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Investors based on initial contributed capital at a price of $100 per unit. Class A-2 units were issued as part of the Lightyear Transaction to the member-employees based on their contributed capital at a price of $100 per unit. No Class B units or Class C units were issued at that time.

Profits and losses are allocated to holders of vested Class A units, pro rata in accordance with the number of vested Class A units outstanding, until such holders of vested Class A units have received cumulative profits or losses equal to their aggregate capital contributions in respect of such vested Class A units. Allocation to Class B and C units, if outstanding, shall occur if certain benchmark returns are met. On May 30, 2015, Class C units of 154,452.308 were granted; and no income allocations were required as the benchmark return was not met for these units. There were no outstanding Class B units during the year and no allocation was required.

Class A-2 units may be granted at the discretion of the Board of Directors as part of an equity-based compensation plan (“Equity Incentive Plan”, see Note 9 for additional information). The Company may also grant Class B and C units which represent profits interest of the Company.

The following table represents members’ equity units granted as of December 31, 2016 and December 31, 2015:

	Class A-1 Vested	Class A-2 Vested	Total Vested	Class A-2 Unvested (KERP)	Class A-2 Unvested (Incentive Plan)	Class C Unvested (Incentive Plan)	Total
Ending balance, December 31, 2014	1,272,686.451	271,836.629	1,544,523.080	33,638.600	76,095.846	—	1,654,257.526
Issued (1)	300,000.001	64,077.832	364,077.833	—	—	—	364,077.833
Granted (2)	—	—	—	—	109,393.350	154,452.308	263,845.658
Time Vested	—	3,786.830	3,786.830	—	(3,786.830)	—	—
Redemptions	—	(85.047)	(85.047)	—	—	—	(85.047)
Repurchased (3)	—	(18,132.359)	(18,132.359)	(2,314.125)	—	—	(20,446.484)

Ending balance, December 31, 2015	1,572,686.452	321,483.885	1,894,170.337	31,324.475	181,702.366	154,452.308	2,261,649.486

Issued	—	—	—	—	—	—	—
Granted (4)	—	—	—	—	98,515.192	—	98,515.192
Vested (5)	—	31,324.475	31,324.475	(31,324.475)	—	—	—
Time Vested	—	9,274.459	9,274.459	—	(9,274.459)	—	—
Redemptions	—	—	—	—	—	—	—
Repurchased (6)	—	(6,167.672)	(6,167.672)	—	—	—	(6,167.672)

Ending balance, December 31, 2016	1,572,686.452	355,915.147	1,928,601.599	0.000	270,943.099	154,452.308	2,353,997.006

(1)	On March 24, 2015, Class A-1 members contributed Growth Capital Contributions of $30,000,000 and were issued 300,000.00 units. Additionally, certain Class A-2 members contributed $6,407,783 in Growth Capital Contributions and were issued 64,077.832 units.
(2)	On March 24, 2015, Class A-2 restricted units related to the Growth Capital Contribution of 14,465.410 were granted. On May 30, 2015, Class A-2 restricted units of 94,927.940 were granted. Both events were granted under the Company’s equity based incentive plan.
(3)	See Note 6 - Promissory Notes for additional information related to the repurchase of members’ units on July 31, 2015. These units were cancelled in accordance with the Company’s Operating Agreement.
(4)	On May 30, 2016, Class A-2 restricted units of 98,515.192 were granted.
(5)	KERP units vested during 2016 as defined in the plan.
(6)	See Note 6 - Promissory Notes for additional information related to the repurchase of members’ units on June 1, 2016. These units were cancelled in accordance with the Company’s Operating Agreement.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

8. Equity Based Compensation

On the Lightyear Transaction date, certain key employees were granted 76,095.842 of Class A-2 restricted units under the Equity Incentive Plan. The awards are subject to the following vesting criteria established by RidgeWorth’s Board of Directors at the time of grant: 25% of the units (the “Time Units”) will vest in five equal installments on each of the first five anniversaries of the Date of Grant; 25% of the units (the “1.0x Units”) will vest upon the Class A-1 Members receiving a Benchmark First Return, as defined in the Equity Incentive Plan Agreement; and 50% of the units (the “2.0x Units”) will vest upon the Class A-1 Members receiving a Benchmark Second Return, as defined in the Equity Incentive Plan Agreement. An external valuation of the Company will be obtained to determine the fair value of the awards at future grant dates. The Equity Incentive Plan Agreement provides for annual incentive agreements for the next 4 years on the anniversary of the Lightyear Transaction date of up to 5% of the total units outstanding, inclusive of the current year grant units; accordingly, 94,927.940 units were granted on June 2, 2015 and 98,515.192 units were granted on June 17, 2016.

Compensation cost for the Time Units is equal to the fair market value of the units at the grant date and is amortized to compensation expense over the respective vesting period. As a result of the announcement of the Virtus Transaction, it is now probable that the 1.0x Units will meet their performance criteria upon the closing of the Virtus Transaction; therefore, the Company has recognized compensation expense on the 1.0x Units based on their fair value at the applicable grant date. In December 2016, the Company recorded $5,834,554 of compensation expense on the 1.0x Units. Prior to the announcement of the Virtus Transaction, the vesting criteria of the 1.0x Units could not be determined as the performance conditions were not yet probable.

On December 16, 2016, the RidgeWorth’s Board of Directors approved an amendment to the Equity Incentive Plan whereby the 2.0x units that vest upon a Benchmark Second Return shall be deemed to have vested in full immediately at the closing of the Virtus Transaction. The amendment constitutes a modification of the terms of the grant, and accordingly, the Company has re-valued the modified grant units. Recognition of compensation expense on the 2.0x Units will occur at the closing of the Virtus Transaction, which is expected to be in 2017, and amounts to $20,474,426 to be recognized as compensation expense.

The Company recognized $7,247,127 and $773,434 in compensation expense related to the Class A-2 equity awards for the years ended December 31, 2016 and 2015, respectively. Such amounts are included in compensation and benefits in the Consolidated Statements of Comprehensive Income.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The summary of Class A-2 unit awards are detailed in the following table:

	Units Unvested	Fair Value at Issuance or as Modified (4)	Cumulative Restricted Unit Awards Expense	Remaining Fair Value to be Expensed
Time Vested	19,023.961	$1,902,396	$981,446	$920,950
1.0x Units	19,023.961	1,902,396	1,593,446	308,950
2.0x Units	38,047.920	3,804,792	—	3,804,792

Granted May, 30, 2014(1)	76,095.842	7,609,584	2,574,892	5,034,692
Time Vested	3,616.352	361,635	128,128	233,507
1.0x Units	3,616.352	361,635	284,728	76,907
2.0x Units	7,232.706	723,271	—	723,271

Granted March, 24, 2015 (1)	14,465.410	1,446,541	412,856	1,033,685
Time Vested	23,731.985	2,902,422	919,100	1,983,322
1.0x Units	23,731.985	2,902,422	2,205,841	696,581
2.0x Units	47,463.970	5,804,844	—	5,804,844

Granted June 2, 2015 (2)	94,927.940	11,609,688	3,124,941	8,484,747
Time Vested	24,628.798	3,251,001	379,283	2,871,718
1.0x Units	24,628.798	3,251,001	1,750,539	1,500,462
2.0x Units	49,257.596	6,502,003	—	6,502,003

Granted June 17, 2016 (3)	98,515.192	13,004,005	2,129,822	10,874,183
Modified December 16, 2016 (4)
2.0x Units		3,639,517	—	3,639,517
Vested	(13,061.289)

Total Outstanding	270,943.095	$37,309,335	$8,242,511	$29,066,824

(1)	Granted at fair value of $100.00 per unit
(2)	Granted at fair value of $122.30 per unit
(3)	Granted at fair value of $132.00 per unit
(4)	Fair value of the 2.0x units to be expensed at the modification date is the incremental fair value of the modified award valued as result of the Virtus Transaction above the fair value of the award on the modification date.

Class C units of 154,452.308 were granted during the year and no grants have been made of Class B units. As Class C unit grants represent a “profit interest” in the Company and no applicable grant performance are probable, no compensation expense has been recorded in 2016. It is unlikely that Class C units will vest at the closing of the Virtus Transaction.

The Company expects to record $29,066,824 in compensation expense in 2017 prior to and coincident with the Virtus Transaction, associated with the Class A-2 unit awards.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

9. Related-Party Transactions

The Company pays its affiliate, Lightyear Capital, a minimum annual non-refundable and irrevocable advisory fee of $1,000,000, payable in quarterly installments. If the Company’s earnings before interest, depreciation and amortization exceed $78,000,000 in any fiscal year, the annual advisory fee will increase to $2,000,000 for the subsequent year. Advisory fees for the years ended December 31, 2016 and 2015 were $1,007,310 and $1,054,822, respectively, including the reimbursement for out-of-pocket expenses. These advisory fees are expensed and included in the Consolidated Statements of Comprehensive Income and the $250,000 advisory fee payable as of December 31, 2016 has been included in the Consolidated Balance Sheet.

Seix Investment Advisors LLC acts as the managing member for Mountain View CLO IX KE, LLC, an entity organized in 2015 for the purposes of knowledgeable employees investing in Mountain View CLO IX, Ltd., a collateralized loan obligation vehicle. The managing member is responsible for all startup costs and ordinary expenses relating to the entity’s organization as well as maintaining the accounting for this entity. Seix Investment Advisors LLC incurred $66,952 of expenses related to Mountain View CLO IX KE, LLC during the year ended December 31, 2015 and is included in the Statements of Comprehensive Income. See Note 12 – Fair Value Election and Measurement for detail regarding the Managing member’s investment in Mountain View CLO IX KE, LLC.

10. Concentrations

The Company’s client base consists primarily of pooled investment vehicles, not for profit organizations, governmental entities, corporations and individuals. A substantial portion of the assets managed by the Company are controlled by a limited number of parties whose decisions could have a significant impact on the Company’s financial performance.

A significant portion of the Company’s revenues is based upon the value of client assets under management. Accordingly, a portion of the Company’s revenue is subject to external risk factors including, but not limited to, downward shifts in the valuation of capital markets and overall economic conditions.

11. Consolidated Investment Products

Overview

The Company provides investment management services to, and has transactions with investment products in the normal course of business for the investment of client assets such as CLOs, private funds and other entities. The Company consolidates certain CLOs and other entities that meet the definition of a VIE as described in Note 2 – Significant Accounting Policies: Basis of Consolidation.

Private Fund and Other

The Company, in 2016, formed Seix CLO Management LP, a limited liability private fund, in order to enable the Company through one of its subsidiaries to comply with the requirements of the risk retention rules under the Dodd-Frank Act with respect to sponsoring collateralized loan obligations transactions, for which the Company, either itself or through a new collateral management affiliate (Seix CLO Management LLC), will act as collateral manager to future

Page | 22

RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

CLOs. In 2016, the Company made a capital contribution to the Seix CLO Management LP of $19,596,666 that represents 66.67% of the equity. A non-affiliated investor contributed $9,798,333 that represents 33.33% of the equity. The equity was used to finance Seix CLO Management LLC, a newly formed Delaware limited company, which is a registered investment advisor and will serve as the collateral manager to future CLOs.

The Company determined that its interest in Seix CLO Management LP is a variable interest and that the entity is a VIE. The Company determined that it was the primary beneficiary of the entity as it directs all activities of the entity and has the obligation to absorb losses as well as the right to receive benefits from the entity that could potentially be significant. As a result of the Company’s determination that it must consolidate Seix CLO Management LP, it also must consolidate the wholly-owned subsidiary Seix CLO Management LLC including any variable interests that Seix CLO Management LLC owns which meet the criteria for consolidation.

In 2016 Seix CLO Management LLC contributed approximately $30 million to Mountain View CLO 2016-1 Ltd., which was created to accumulate bank loan assets for a securitization as a potential CLO. On December 8, 2016, Mountain View CLO 2016-1 Ltd. commenced operations as a CLO. Seix CLO Management LLC acts as collateral manager to Mountain View CLO 2016-1 Ltd. The Company has further determined that Seix CLO Management LP, as the result of its ownership of Seix CLO Management LLC, has a variable interest Mountain View CLO 2016-1 Ltd. and that it is the primary beneficiary of, and thus, would consolidate Mountain View CLO 2016-1 Ltd. Seix CLO Management LP has both (1) the power to direct the activities that most significantly impact the economic performance of the CLO and (2) the obligation to absorb losses as well as the right to receive benefits from the entities that could potentially be significant to the CLO.

Accordingly, the accompanying table on the next page, the effect of the consolidation of Seix CLO Management LP, Seix CLO Management LLC and Mountain View CLO 2016-1 Ltd. are presented in the column titled, Private Fund & Other.

The Company reflects the non-affiliated investor’s interest as noncontrolling equity in the Consolidated Balance Sheet at December 31, 2016.

CLOs

In 2015, Seix Investment Advisors LLC, a wholly-owned subsidiary of the Company, invested $21.16 million in Mountain View CLO X Ltd. and acts as collateral manager to the CLO. The Company determined that it was the primary beneficiary of, and thus, would consolidate Mountain View CLO X Ltd. as it has both (1) the power to direct the activities that most significantly impact the economic performance of the CLO and (2) the obligation to absorb losses as well as the right to receive benefits from the entities that could potentially be significant to the CLO.

Mountain View CLO X Ltd. and Mountain View CLO 2016-1 Ltd. are hereafter referred to as “the Seix CLOs”.

The Company elected to carry the financial assets of the Seix CLOs at fair value. Substantially all of the assets and liabilities of the Seix CLOs are loans and issued debt, respectively. The loans are classified within loans held for sale at fair value and the debt is included with long-

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

term debt on the Company’s Consolidated Balance Sheets. The Company has elected to use the alternative measure under ASU 2014-13 for valuing the debt of the Seix CLOs. At December 31, 2016, the Company’s Consolidated Balance Sheets reflected $693.9 million of loans held by the Seix CLOs, and $660.6 million of debt issued by the Seix CLOs. The Company is not obligated, contractually or otherwise, to provide financial support to these VIEs nor has it previously provided support to these VIEs. Further, creditors of the VIEs have no recourse to the general credit of the Company, as the liabilities of the Seix CLOs are paid only to the extent of available cash flows from the Seix CLOs’ assets.

The following tables present the balances of the consolidated investment products that, after intercompany eliminations, were reflected in the Consolidated Balance Sheets as of December 31, 2016 and 2015, respectfully:

	As of December 31, 2016
	Mountain View CLO X Ltd.	Private Fund & Other	Total
Cash and cash equivalents	$27,127,286	$84,331,156	$111,458,442
Investments	396,067,520	297,871,543	693,939,063
Other assets	1,107,943	505,607	1,613,550
Debt	(385,580,520)	(275,034,715)	(660,615,236)
Other liabilities	(3,091,843)	(1,156,993)	(4,248,836)
Securities purchased payable and other liabilities	(16,165,381)	(77,020,376)	(93,185,757)

The Company’s net interests in the consolidated investment products	$19,465,005	$29,496,222	$48,961,226

	As of December 31, 2015
	Mountain View CLO X Ltd.	Private Fund & Other	Total
Cash and cash equivalents	$22,057,122	$—	$22,057,122
Investments	383,418,957		383,418,957
Other assets	1,358,609		1,358,609
Debt	(370,488,280)		(370,488,280)
Other liabilities	(3,804,212)		(3,804,212)
Securities purchased payable and other liabilities	(13,091,473)		(13,091,473)

The Company’s net interests in the consolidated investment products	$19,450,723	$—	$19,450,723

Total Investments of Consolidated Investment Products

Total investments represent bank loan investments of $693.9 million at December 31, 2016, which comprise the majority of the CLO portfolio asset collateral, are senior secured corporate loans from a variety of industries. Bank loan investments mature at various dates between 2017 and 2023, pay interest in LIBOR plus a spread of up to 7.5% and typically range in S&P credit rating categories from BBB to CCC-. There are no collateral loans in default as of December 31, 2016.

Notes Payable of Consolidated Investment Products

The CLOs have note obligations that bear interest at variable rates based on LIBOR plus a predefined spread ranging from 1.00% to 6.35%. The principal amounts outstanding of the note

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

obligations issued by the Seix CLOs mature in October 2027 for Mountain View CLO X Ltd. and in December 2029 for Mountain View 2016-1 Ltd. The Seix CLOs may elect to reinvest any prepayments received on bank loan investments prior to October 2019 for Mountain View CLO X Ltd. and prior to January 2021 for Mountain View CLO 2016-1 Ltd. Any subsequent prepayments received must be used to pay down the notes obligations.

The Company’s beneficial interest and maximum exposure to loss related to the Seix CLOs is limited to (i) ownership in the subordinated notes and related participations in management fees of the CLOs and (ii) accrued management fees. The secured notes of the Seix CLOs have contractual recourse only to the related assets of the Seix CLOs and are classified as financial liabilities. Although these beneficial interests are eliminated upon consolidation, the application of the measurement alternative, as adopted on January 1, 2015, prescribed by ASU 2014-13, results in the net amount of the Seix CLOs and other entities shown above to be equivalent to the beneficial interests retained by the Company at December 31, 2016 and 2015, respectively, as shown in the table below:

	Year Ended December 31,	Year Ended December 31,
	2016	2015
Subordinated notes	$48,373,503	$18,521,668
Accrued investment management fees	587,723	929,055

Total Beneficial Interests	$48,961,226	$19,450,723

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

The following table represents revenue and expenses of the consolidated investment products included in the company’s Consolidated Statements of Comprehensive Income for the periods indicated:

	Year Ended December 31, 2016
	CLOs	Private Fund & Other	Total
Income:
Realized and unrealized gain, net	$1,337,513	$2,596,473	$3,933,986
Interest Income	20,468,976	1,506,360	21,975,336

Total Revenue	21,806,489	4,102,833	25,909,322

Expenses:
Other operating expenses	56,365	3,268,997	3,325,362
Interest expense	14,284,079	639,678	14,923,757

Total Expense	14,340,444	3,908,675	18,249,119

Net Income (loss) attributable to consolidated investment products	$7,466,045	$194,158	$7,660,203

	Year Ended December 31, 2015
	CLOs	Private Fund & Other	Total
Income:
Realized and unrealized gain, net	$4,895,025	$—	$4,895,025
Interest Income	6,403,386	—	6,403,386

Total Revenue	11,298,411	—	11,298,411

Expenses:
Other operating expenses	7,919,989	—	7,919,989
Interest expense	3,709,536	—	3,709,536

Total Expense	11,629,525	—	11,629,525

Net Income (loss) attributable to consolidated investment products	$(331,114)	$—	$(331,114)

As summarized in the table below, the application of the measurement alternative as prescribed by ASU 2014-13 results in the consolidated net income of the Seix CLOs summarized above to be equivalent to the Company’s own economic interests in the Seix CLOs and other entities which are eliminated upon consolidation:

	Year Ended December 31,	Year Ended December 31,
	2016	2015
Distributions received and unrealized gains on the subordinated notes held by the Company	$5,957,457	$(1,038,787)
Investment management fees	2,162,983	707,673
Less: Other operating expenses incurred in support of the Private Fund & Other	(460,237)	—

Total Economic Interests	$7,660,203	$(331,114)

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Fair Value Measurements of Consolidated Investment Product

The assets and liabilities of the consolidated investment product measured at fair value on a recurring basis by fair value hierarchy level were as follows:

As of December 31, 2016:
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$111,458,442	$—	$—	$111,458,442
Bank loans	—	693,939,063	—	693,939,063
Other assets	1,107,943	—	—	1,107,943

Total Assets Measured at Fair Value	$112,566,385	$693,939,063	$—	$806,505,448

Liabilities
Long Term Debt	$—	$660,615,236	$—	$660,615,236
Other liabilities	97,434,593	—	—	97,434,593

Total Liabilities at Fair Value	$97,434,593	$660,615,236	$—	$758,049,829

As of December 31, 2015:
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$22,057,122	$—	$—	$22,057,122
Bank loans	—	383,418,957	—	383,418,957
Other assets	1,358,609	—	—	1,358,609

Total Assets Measured at Fair Value	$23,415,731	$383,418,957	$—	$406,834,688

Liabilities
Long Term Debt	$—	$370,488,280	$—	$370,488,280
Other liabilities	16,895,685	—	—	16,895,685

Total Liabilities at Fair Value	$16,895,685	$370,488,280	$—	$387,383,965

The following is a discussion of the valuation methodologies used for the assets and liabilities of the Company’s consolidated investment products measured at fair value:

Cash and cash equivalents represent investments in money market funds. Cash investments in actively traded money market funds are valued using published net asset values and are classified as Level 1.

Bank loans represent the underlying debt securities held in the sponsored product which are consolidated by the Company. Bank loan investments include debt securities, which are generally at the average mid-point of bid and ask quotations obtained from a third-party pricing service. Fair value may also be based upon valuations obtained from independent third-party brokers or dealers utilizing matrix pricing models that consider information regarding securities with similar characteristics. In certain instances, fair value has been determined utilizing discounted cash flow analyses or single broker non-binding quotes. Depending on the nature of the inputs, these assets are classified as Level 2 within the fair value measurement hierarchy.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Other assets and other liabilities represent financial assets that will be collected or financial liabilities that will be settled within a one-year period of time and are valued based on the expected realized value which approximates fair value and are classified as Level 1.

The following table presents the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale for which the fair value option (“FVO”) has been elected.

	Aggregate Fair Value December 31, 2016	Aggregate Unpaid Principal Balance under FVO December 31, 2016	Fair/Value Over/(Under) Unpaid Principal Balance
Loans Held for Sale at fair value	$693,939,063	$687,078,474	$6,860,590

	Aggregate Fair Value December 31, 2015	Aggregate Unpaid Principal Balance under FVO December 31, 2015	Fair/Value Over/(Under) Unpaid Principal Balance
Loans Held for Sale at fair value	$383,418,957	$399,751,130	$(16,332,173)

The following table presents the change in fair value of financial instruments for which the FVO has been elected.

	Fair value Gain/(Loss) for the Year Ended December 31, 2016 for Items Measured at Fair Value Pursuant to Election of the FVO
	Gain/(Loss) of Consolidated Investment Products	Total Changes in Fair Value Included in Current Period Earnings
Loans Held for Sale at fair value	$22,300,898	$ 22,300,898

	Fair value Gain/(Loss) for the Year Ended December 31, 2015 for Items Measured at Fair Value Pursuant to Election of the FVO
	Gain/(Loss) of Consolidated Investment Products	Total Changes in Fair Value Included in Current Period Earnings
Loans Held for Sale at fair value	$(12,832,100)	$ (12,832,100)

Long Term Debt represent notes issued by the CLO and are measured using the measurement alternative in ASU 2014-13. Accordingly, the fair value of CLO liabilities was measured as the fair value of CLO assets less the sum of (a) the fair value of the beneficial interests held by the Company and (b) the carrying value of any beneficial interests that represent compensation for services.

The Company adopted ASU 2014-13 on January 1, 2015, and accordingly the debt issued by the consolidated CLO is no longer carried at fair value but is now measured under the measurement alternative discussed in Note 2 “Significant Accounting Policies.” The adoption of

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

ASU 2014-13 resulted in a $1.378 million reduction in Member’s Equity from the consolidated CLO appropriated for investors in consolidated investment product, with a corresponding increase in long-term debt of consolidated investment product.

Nonconsolidated VIEs

For the remaining CLOs, which are also considered to be VIEs, the Company has determined that it is not the primary beneficiary as it does not have (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) an obligation to absorb losses or the right to receive benefits from the entities that could potentially be significant to the VIE. Its subordinated note exposure was valued at $2.9 million as of December 31, 2016 representing the Company’s maximum risk of loss. The Company’s only remaining involvement with these VIEs was through its collateral manager role.

12. Fair Value Election and Measurement

Recurring Fair Value Measurement

The Company carries certain assets at fair value on a recurring basis and appropriately classifies them as Level 1, 2 or 3 within the fair value hierarchy. The Company’s recurring fair value measurements are based on a requirement to carry such assets at fair value or the Company’s election to carry certain financial assets at fair value. Assets that are required to be carried at fair value on a recurring basis include trading securities. There were no transfers between Level 1 and Level 2 assets for the years ended December 31, 2016 and December 31, 2015. The investments were mutual funds (Level 1 assets) and investments in or of collateralized loan obligations (Level 2 assets). The Company did not have any such assets classified as Level 3 for the years ended December 31, 2016 and December 31, 2015, respectively.

The following is a discussion of the valuation techniques and inputs used in developing fair value measurements for assets based on the class of financial instrument as determined by the nature and risks of the instrument.

Mutual Funds

Equity securities of $20,455 and $13,348 as of December 31, 2016 and December 31, 2015, respectively, are comprised of seed capital investments in RidgeWorth mutual funds. These securities are actively traded in the market and thus valued by using a market price for this instrument which is considered a Level 1 input.

Collateralized Loan Obligations

Seix Investment Advisors LLC invested in Mountain View CLO IX Ltd. on June 25, 2015 with an initial investment of $3,561,387. Although a VIE, it is not consolidated as the Company is not deemed to be the primary beneficiary of the VIE. The Company’s fair value in Mountain View CLO IX Ltd. as of December 31, 2016 was $2,937,935 and is included in the Consolidated Balance Sheets. Similarly, the fair value as of December 31, 2015 was also $2,937,935. The Company classifies the investments in collateralized loan obligations as Level 2 and uses independent broker pricing based on market trades and/or from new issuance of similar assets which is ready available.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

Seix Investment Advisors LLC contributed $200,000 on July 22, 2015 and was named the collateral manager for Mountain View CLO XI Ltd.; however, this entity liquidated its holdings and ceased business in December 2016. As of December 2015, the fair value of the collateral was $207,900 and is included in the Consolidated Balance Sheets.

The following tables present the fair value hierarchy levels of for assets based on the class of financial instrument as of December 31, 2016 and 2015.

	Fair Value Measurements at December 31, 2016
	Assets/ (Liabilities)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual Funds	$20,455	$20,455	$—	$—
Investment in Mountain View CLO IX Ltd.	2,937,935	—	2,937,935	—
Investment in Mountain View CLO XI Ltd.	—	—	—	—

	Fair Value Measurements at December 31, 2015
	Assets/ (Liabilities)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual Funds	$13,348	$13,348	$—	$—
Investment in Mountain View CLO IX Ltd.	2,937,935	—	2,937,935	—
Investment in Mountain View CLO XI Ltd.	207,900	—	207,900	—

Non-recurring Fair Value Measurement

The Company accounts for its minority interest in Zevenbergen Capital Investments (“ZCI”) at fair value on a non-recurring basis if indicators of impairment exist and classifies the investment as Level 3 within the fair value hierarchy as the result of the valuation methodology used and the lack of observable inputs. ZCI’s client base consists primarily of public funds and endowments and foundations, a concentration of which is represented by a limited number of clients. The Company’s minority interest in ZCI is accounted for under the equity method of accounting. The Company will test for impairment on an annual basis or as events occur or circumstances change that would more likely than not reduce the fair value of its investment below its carrying value. There was no impairment at December 31, 2016 and December 2015. The fair value of ZCI as of December 31, 2016 and 2015 is $4,383,145 and $4,695,787, respectively, and is included in the Consolidated Balance Sheets.

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RidgeWorth Holdings LLC

Notes to Consolidated Financial Statements

13. Commitments and Contingencies

The Company is subject to various routine reviews, regulatory audits and inspections by the SEC and from time to time may become involved in legal proceedings arising in the ordinary course of business. It is the opinion of management that the ultimate liabilities, if any, will not have a material adverse impact on the Company’s consolidated financial statements.

14. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were issued and there were no events requiring additional disclosure.

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